EXHIBIT 99.1

United-Guardian Announces Dividend Increase

HAUPPAUGE, N.Y., July 12, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on July 10, 2024, declared a cash dividend of $0.35 per share, to be paid on July 31, 2024, to all stockholders of record as of the close of business on July 23, 2024. This will be the 29th consecutive year that the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “I am pleased to report that the company’s Board of Directors has decided to distribute a dividend of $0.35 per share to our stockholders. This one dividend is equal to the total of the last two dividends the company paid, and represents a 40% increase over the $0.25 per share dividend the company paid earlier this year, and a 250% increase over the $0.10 dividend paid last July. While we remain committed to using a portion of our earnings to support our growth initiatives, we also believe it is important to provide strong dividends to our stockholders when it is in the best interests of the company and its stockholders to do so.”

United-Guardian is a manufacturer of cosmetic ingredients, medical lubricants, sexual wellness ingredients and pharmaceuticals.

Contact:	Donna Vigilante
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.